                                                                    Exhibit 99.3

FOR IMMEDIATE RELEASE
MARCH 11, 2002

Investor Inquiries                            Media Inquiries
------------------                            ---------------

Andrew Blocher                                Kristine Warner
Vice President, Investor Relations & Finance  Director, Corporate Communications
301/998-8166                                  301/998-8212
ablocher@federalrealty.com                    kwarner@federalrealty.com
--------------------------                    -------------------------


               FEDERAL REALTY INVESTMENT TRUST NAMES LARRY FINGER
                 SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER

ROCKVILLE, MD -- Federal Realty Investment Trust (NYSE: FRT) today announced the appointment of Larry Finger as senior vice president, chief financial officer. In this capacity, Mr. Finger will be responsible for strategic and financial planning along with oversight of the Trust's accounting, capital markets and investor relations functions.

Mr. Finger previously served as senior vice president and chief financial officer for Washington Real Estate Investment Trust, a diversified REIT in the Washington, DC area. During his eight years of service, Mr. Finger was responsbile for the capital markets, financial reporting, public relations and investor relations functions for Washington REIT. Previously, Mr. Finger was employed for 13 years with Savage/Fogarty Companies, Inc., a Washington, DC area development and property management company, in various positions including chief operating officer.

Commenting on the appointment, Donald C. Wood, the Trust's president and chief operating officer said, "We are thrilled to have attracted a senior financial officer with such a strong depth of real estate knowledge and experience. With the addition of Larry to the senior management team, I look forward to meeting both current and future challenges head-on."

                                     -MORE-

Federal Realty Announces Appointment of Larry Finger
March 11, 2002
Page 2


Federal Realty
--------------
Federal Realty Investment Trust is an equity real estate investment trust specializing in the ownership, management, development and re-development of shopping centers and street retail properties. Federal Realty's portfolio contains 15.2 million square feet located in major metropolitan markets across the United States. The operating portfolio is currently 96% leased to over 2,100 national, regional and local retailers with no single tenant accounting for more than 2.7% of rental revenue. Federal Realty has paid quarterly dividends to its shareholders continuously since its founding in 1962, and has increased its dividend rate for 34 consecutive years. Shares of Federal Realty are traded on the New York Stock Exchange under the symbol FRT. Additional information about Federal Realty can be found on the Internet at www.federalrealty.com.


Safe Harbor Language
--------------------
Certain matters discussed within this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Federal Realty Investment Trust believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Federal Realty's expectations are detailed from time to time in the Company's SEC reports and filings, including its annual report on Form 10-K. Federal Realty assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                                      ## #